Exhibit 5.1
A&L Goodbody	Dublin Belfast London New York San Francisco Palo Alto
International Financial Services Centre
25-28 North Wall Quay, Dublin 1
D01 H104
T: +353 1 649 2000
DX: 29 Dublin | www.algoodbody.com

Date                16 May 2019
Our ref                01371255
Your ref

ICON plc
South County Business Park,
Leopardstown,
Dublin 18
Ireland

ICON plc (the Company)
Dear Sirs

1
We act as Irish counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 250,000 ordinary shares of the Company, nominal value €0.06 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the U.S. Securities Act of 1933, as amended.

2	The Ordinary Shares are issuable under the ICON plc 2019 Consultants and Directors Restricted Share Unit Plan (the Plan).
3
In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

4
We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the terms of the Plan.

5	We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers.

6
Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that the Ordinary Shares have been duly authorised and when issued in accordance with the Registration Statement, the Plan and the options or other equity awards granted or to be granted thereunder, will be validly issued, fully paid and not subject to calls for any additional payments (“non-assessable”).

7
In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement.
Yours faithfully

/s/ A&L Goodbody